CONTACT: Acura Pharmaceuticals, Inc.,
Investor Relations, Peter A. Clemens, SVP & CFO 847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. SECURES FINANCING TO FUND PIVOTAL PHASE III CLINICAL TRIAL FOR LEAD AVERSION® TECHNOLOGY PRODUCT CANDIDATE

Palatine, IL, August 20 2007: Acura Pharmaceuticals, Inc. (OTC.BB-ACUR) (the "Company") today announced it has entered into a Securities Purchase Agreement (the “Agreement”), with an investor group comprised of Vivo Ventures Fund VI L.P., Vivo Ventures Fund VI Affiliates Fund, L.P., GCE Holdings LLC and certain individual investors (the “Investors”). Pursuant to the Agreement, the Investors purchased 23,605,551 Units (“Units”) at a price of $1.08 per Unit with each Unit consisting of four shares of the Company's common stock, $0.01 par value, and a warrant to purchase one share of common stock. 13,842,590 of the Units were purchased for cash, with the balance of 9,962,961 Units issued in consideration for the conversion of all of the Company’s $10.544 million in outstanding bridge loan indebtedness. Net cash proceeds to the Company, after expenses relating to closing the transaction, are estimated to be approximately $14.5 million.

As a condition to the Agreement, the Company’s 2004 Note in the principal amount of $5.0 million was amended to, among other things, extend the maturity date to December 31, 2008 from September 30, 2007 and to set the interest rate at 10% from the prior rate of prime rate plus 4.5% (currently 12.75%). A more detailed description of this equity financing may be reviewed in the Company’s Form 8-K filed with the Securities and Exchange Commission.

Use of Proceeds

The Company will utilize a portion of the net proceeds from the transaction described above to fund Study 105, the pivotal phase 3 trial for OxyADF (oxycodone HCl and niacin) Tablets, its lead product candidate utilizing Aversion® Technology. Study 105 is a randomized, double-blind, placebo-controlled, multicenter, repeat-dose study of the safety and efficacy of OxyADF Tablets for the treatment of acute, moderate to severe postoperative pain following bunionectomy surgery in adult patients. This is a 3-arm clinical trial comparing two dose levels of OxyADF Tablets to placebo. Study medication will be administered to patients every six hours for 48 hours following the onset of moderate to severe pain following bunionectomy surgery. Study 105 is targeted to enroll 135 patients per arm (approximately 405 patients in total). As previously announced, the Company executed a Clinical Trial Development Agreement with a leading Contract Research Organization and commenced preliminary Study 105 start-up activities. However, initiation of patient enrollment in Study 105 remained dependent upon the availability of adequate funding. Now that new funding has been secured, the Company intends to proceed with patient enrollment in Study 105. The Company believes the completion of Study 105 is the critical time and events path to a 505(b)(2) NDA submission for OxyADF Tablets.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of innovative Aversion® (abuse deterrent) Technology and related product candidates.

Forward Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. The most significant of such risks and uncertainties include, but are not limited to, the Company’s ability to secure additional financing to fund operations, the Company’s ability to enter into contractual arrangements with qualified pharmaceutical partners to license, develop and commercialize the Company’s technology and product candidates, the Company’s ability to avoid infringement of patents, trademarks and other proprietary rights or trade secrets of third parties, and the Company’s ability to fulfill the FDA’s requirements for approving the Company’s product candidates for commercial distribution in the United States, including, without limitation, the adequacy of the results of the clinical studies completed to date and the results of other clinical studies, to support FDA approval of the Company’s product candidates, the adequacy of the development program for the Company’s product candidates, changes in regulatory requirements, adverse safety findings relating to the Company’s product candidates, the risk that the FDA may not agree with the Company’s analysis of its clinical studies and may evaluate the results of these studies by different methods or conclude that the results of the studies are not statistically significant, clinically meaningful or that there were human errors in the conduct of the studies or otherwise, the risk that further studies of the Company’s product candidates are not positive, and the uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process. You are encouraged to review other important risk factors relating to the Company on our web site at www.acurapharm.com under the link, “Company Risk Factors” and detailed in Company filings with the Securities and Exchange Commission. The Company is at development stage and may never have any products or technologies that generate revenue. Acura Pharmaceuticals, Inc. assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. All Acura Pharmaceuticals, Inc. press releases may be reviewed at www.acurapharm.com.